Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces Full Year 2005 Financial Results

Revenues from Continuing Operations of $216.1 million; Exit of Legacy Wholesale Distribution Business Complete

Farmington, CT, March 30, 2006 – DrugMax, Inc. (Nasdaq: DMAX) reported financial results for the fiscal year ended December 31, 2005.

As previously announced, during the third quarter 2005 the Company began pursuing a sale of assets related to its wholesale distribution business, which was completed at the end of December 2005. For financial statement presentation, substantially all of the wholesale distribution business is classified as “discontinued operations.” The Company’s continuing operations represent its specialty pharmacies, Worksite PharmaciesSM and its medical specialty distribution business for the sole purpose of selling pharmaceuticals to physicians and other healthcare providers.

Revenues
Net revenues from continuing operations were $216.1 million and $224.0 million for fiscal years ended December 31, 2005 and January 1, 2005, respectively. Net revenues for fiscal 2005 declined a marginal 1.8% year-over-year, relatively unchanged after accounting for the effect of 53 weeks in the fiscal year ended January 1, 2005, which reflects an extra week of revenues of $4.0 million, compared to the 52 weeks in the fiscal year ended December 31, 2005.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “2005 was a challenging year for us as we were adversely impacted by our merger into the wholesale distribution business. However, we were able to identify very early on that our focus should be on our higher margin and higher growth core business of specialty and apothecary pharmacies. We have swiftly and effectively executed on this strategy by discontinuing the legacy wholesale business during the second half of 2005. With the transition now behind us, our management team can completely focus on growing our core business and improving profitability to deliver long term shareholder value.”

Gross Profit & SG&A
Gross margin was $42.4 million or 19.6% in fiscal 2005 compared to $46.6 million or 20.8% in fiscal 2004. Fiscal 2005 reflects the adverse effect by the efforts of managed care organizations, pharmacy benefit managers and other third party payers to reduce their prescription costs. In addition, prescription gross margins were negatively impacted during fiscal 2005 compared to fiscal 2004 due to the disruptions to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs. Overall, the year-over-year decline in gross profit was also negatively impacted due to the 52 week period for fiscal year 2005 compared to 53 weeks in fiscal 2004.

Selling, general and administrative (SG&A) expenses for fiscal 2005 were $54.3 million, or 25.1% of net revenues, compared to SG&A expenses of $46.2 million, or 20.6% of net revenues for fiscal 2004. The increase in SG&A expenses in fiscal 2005 mainly relates to $6.1 million of non-cash stock compensation expense related to the merger and increased fees and expenses of $1.7 million attributable to costs associated with being a public company.

Net Loss
Net loss available to common stockholders per basic and diluted share for fiscal 2005 was $1.90 compared to $13.57 for the fiscal 2004. This includes loss from continuing operations of $21.9 million or $0.84 loss per share and loss from discontinued operations of $33.0 million or $1.06 loss per share for fiscal 2005. This compares to loss from continuing operations of 8.6 million or $5.19 loss per share and loss from discontinued operations of $31.3 million or $8.38 loss per share for fiscal 2004.

The increase in the loss from continuing operations in fiscal 2005 compared to fiscal 2004 was primarily the result of $6.1 million of non-cash stock compensation expense, $1.7 million of expenses attributable to costs associated with being a public company, and a $4.2 million reduction in gross margin partially resulting from the effect of one less week of operations in fiscal 2005 versus fiscal 2004 and overall reductions in revenue. The loss from discontinued operations for fiscal 2005 primarily reflects the loss from operations of discontinued operations of $5.7 million and loss on disposal of discontinued operations of $27.3 million which includes goodwill and other intangible asset impairments of $22.6 million and other exit losses of $4.7 million.

As of December 31, 2005, cash and bank availability was $16 million.

2006 Outlook
For 2006, DrugMax will continue to focus on what the Company has identified to be the higher margin and higher growth business lines which include initiatives for specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated specialty drug pharmacy platform with multiple sales channels.  The Company’s dual strategy of growth through acquisitions and organic channels remains steadfast. In January, the Company completed the acquisition of Central Florida Pharmacy, one of the leading oncology pharmacies in Florida, and has also identified another previously announced acquisition target which is currently undergoing due diligence.  The Company will assess any need for additional financing. In addition, DrugMax’s kiosk rollout during the first quarter of 2006 remains on track and will further drive organic growth throughout the year. With a strong management team now in place to focus on our strategic initiatives, DrugMax expects to see healthy revenue growth combined with improving results from operations for 2006.

Chairman and Chief Executive Officer Ed Mercadante, continued, “The combination of an aging American population, rising new specialty pharmaceuticals market and increasing availability of medications through the new Medicare D program provide us with the strong foundation for our pharmacy model to thrive in. We now have a robust pipeline for expansion and expect the momentum to continue throughout 2006 and beyond. Our strategy will be to continue to grow our core business through a combination of organic sales growth and strategic acquisitions. In addition, we also firmly believe that our location strategy and partnerships with the healthcare community are an integral part of our long term growth plan, giving us a sustainable competitive advantage by enhancing our value proposition in an increasingly competitive healthcare environment. After a transitional year in 2005, we now have an experienced management team focused on driving top line growth and improving profitability. We are excited about what the future holds for DrugMax and look forward to communicating our progress throughout the year.”

Additional information about DrugMax’s financial results is contained in the Form 10-K for the fiscal year ended December 31, 2005 that the Company expects to file on March 31, 2006 with the U.S. Securities and Exchange Commission.

Conference Call/ Audio Webcast
DrugMax will host a conference call on Thursday, March 30, 2006 at 5:30 p.m. Eastern Standard Time to discuss the Company’s results for the fourth quarter and full year 2005 financial results as well as its strategy.  To access the call, please dial (866) 800-8651 and enter the passcode 24035888 (International dial-in #: (617) 614-2704; passcode 2403588).  The conference call will also be broadcast live over the Internet on the Company’s website at http://www.drugmax.com. If you are unable to participate at this time, a replay of the call will be available until April 7, 2006 at (888) 286-8010 (International dial-in #: 617-801-6888). Enter the code 43586329 to access the audio replay. The webcast will also be archived on the Company’s website at http://www.drugmax.com.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its business and growth strategies and its future profitability. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com

DRUGMAX, INC. AND SUBSIDIARIES
Selected Financial Information

Consolidated Condensed Statement of Operations
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
Net revenues	$52,432	$58,486	$216,103	$223,962
Cost of sales	42,849	46,153	173,668	177,348
Gross margin	9,583	12,333	42,435	46,614

Selling, general and administrative expenses	12,900	13,192	54,292	46,202
Depreciation and amortization expense	993	1,168	4,412	4,758
Impairments of long-lived assets	-	260	-	260
Loss (gain) on disposal of fixed assets	153	2	159	(1,027)
Operating loss	(4,463)	(2,289)	(16,428)	(3,579)

Other income	38	232	391	605
Interest expense, net	(1,895)	(2,976)	(5,815)	(5,611)

Loss from continuing operations	(6,320)	(5,033)	(21,852)	(8,585)

Loss from discontinued operations	(21,842)	(31,259)	(33,005)	(31,259)

Net loss	(28,162)	(36,292)	(54,857)	(39,844)

Preferred Dividends	(2,447)	(6,913)	(4,301)	(10,796)

Net loss available to common shareholders	$(30,609)	$(43,205)	$(59,158)	$(50,640)

Basic and diluted net loss per share	$(0.47)	$(3.90)	$(1.90)	$(13.57)

Basic and diluted weighted average shares outstanding	65,032	11,086	31,139	3,731

DRUGMAX, INC. AND SUBSIDIARIES
Selected Financial Information

Consolidated Condensed Balance Sheet
(Dollars in thousands)

	December 31,	January 1,
	2005	2005
Assets
Current Assets:
Cash and cash equivalents	$6,682	$2,332
Accounts receivable, net	12,855	20,570
Inventories	30,631	34,525
Prepaids and other current assets	2,487	1,965
Total current assets	52,655	59,392

Property and equipment, net	4,959	5,251
Goodwill	1,354	19,813
Other intangible assets	4,852	10,570
Other non-current assets	207	572
Total assets	$64,027	$95,598

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$36,252	$32,871
Current portion of long-term liabilities	5,635	2,314
Accounts payable and accrued expenses	15,114	32,082
Total current liabilities	57,001	67,267

Notes payable	18,185	-
Long- term accounts payable	-	22,425
Other long-term liabilities	135	51
Total long-term liabilities	18,320	22,476

DrugMax Series A Convertible Preferred Stock	-	14,027

Stockholders' (deficit) equity	(11,294)	5,855

Total liabilities and stockholders' (deficit) equity	$64,027	$95,598